Exhibit 10.1

August 15, 2024

David Klein

RE:	Mutual Separation Agreement

Dear David:

The purpose of this letter is to confirm the terms of your planned upcoming separation of employment with Canopy Growth Corporation (“Canopy” or the Company"), which separation is at your request. These terms balance your desire to explore other opportunities with our desire to ensure an orderly transition to your successor.

It has been agreed that you will remain as Chief Executive Officer (CEO) of the Company until the earlier of: (i) March 31, 2025; or (ii) the date that a new CEO commences employment (the “End Date”). During the period from now through March 31, 2025 (even if a new CEO commences employment before that date), you will continue to receive your current Base Salary (U.S. $750,000, on an annualized basis), perquisite payment of CAD $125,000/year, vacation and benefits. In addition, you will be eligible to receive your full year short term incentive bonus for the fiscal year ending March 31, 2025 (the “STI”), if and as earned pursuant to the terms of your STI plan for this fiscal year, even if a new CEO commences employment prior to March 31, 2025.

Commencing immediately, you may hold a position on another board of directors providing that the position is not in a direct conflict with your position at Canopy and provided that it does not interfere with your ability to provide Canopy with the required time and attention of your position.

Beginning on the End Date, your title and position will change from CEO to that of Special Advisor to the Canopy Board of Directors. Your duties as Special Advisor will be limited to providing transition advice to the Board or to the new CEO by way of email or virtual or in person meetings.

Your Base Salary will change effective as of April 1, 2025 to reflect the new title and position of Special Advisor to the Board, to the fixed amount of U.S. $5,000 per month (subject to statutory deductions), and you will no longer be entitled to a perquisite payment, STI or benefits. You agree to remain employed by the Company in the role of Special Advisor to the Board until August 31, 2025 (the “Resignation Date”), at which point you will be deemed to have resigned your employment with Canopy.

For clarity, it is understood that if you move into the position of Special Advisor to the Board prior to April 1, 2025, you will commit to making yourself available in that role, to work on matters assigned to you by the Board as set out above. If you only move into the position of Special Advisor effective as of April 1, 2025, then you be on garden leave as of that date and will no longer provide services to Canopy. You may commence working for another non-competitive company from April 1, 2025. You agree that if you move into the position of Special Advisor, it shall not constitute constructive dismissal, and you shall have no claims in relation to same as a result of being placed on garden leave. You will, however, remain employed by the Company to the Resignation Date (subject to earlier resignation as set out in the paragraph immediately below), even though you are on garden leave. In addition, you will continue to receive the applicable above-noted compensation to the Resignation Date, and you will continue to vest your unvested equity as set out immediately below. It is agreed and understood that if your employment is terminated by the Company prior to the Resignation Date, you will be provided with your termination entitlements as set out in your employment agreement dated December 8, 2019, as amended (attached as “Schedule “A”).

Notwithstanding all of the foregoing, in the event that you decide to leave early and resign your employment at any point between today’s date and the Resignation Date, you will instead provide the Company with six weeks of advance written notice as set out in your employment agreement, and your compensation as set out above, including your continued vesting of equity, will cease at the end of that six week period.

Your equity in the Company is set out in the spreadsheet attached to this letter as Schedule “B”. You will continue to vest your unvested equity through to the Resignation Date, in accordance with the terms of each grant and Canopy’s Amended and Restated Omnibus Incentive Plan, as amended from time to time (the “Plan”).

It is confirmed that you will remain in your current role as a director of both Canopy USA, LLC and a director of Canopy Growth Corporation until the End Date, at which point you agree to sign all required documents and take all required steps to resign those directorships. Canopy will, as of that date, have you removed from all directorships and have you removed from all licenses related to Canopy or related companies

It is understood and agreed that you have sought this change in your employment status and the Company has not terminated your employment or indicated any wish to do so. As such, it is understood and agreed that you do not have and you will not make any claim on account of termination entitlements, except if the Company decides to terminate your employment prior to the Resignation Date.

In consideration of the Company’s agreement to provide you with continued employment in the role of Special Advisor to the Board between the End Date and the Resignation Date, to permit you to vest a significant amount of equity during the summer of 2025, you agree to sign a Full and Final Release in favour of Canopy. A copy of the Release is attached as Schedule “C”. The Release will be held in trust by Canopy pending its fulfillment of the terms set out in this letter. It is agreed that the Board and named executive officers will execute a non-disparagement agreement in favour of you.

A Record of Employment will be filed with Service Canada upon your interruption of earnings. As this document will be filed electronically, you may wish to consider registering for a “My Service Canada Account.” The Record of Employment will indicate resignation of employment as the reason for issuance.

Effective as of the Resignation Date, you are required to return, in good condition, all Company property, including but not limited to all keys, computers, passcodes to our computer systems, any and all documents in your possession that relate to our businesses and any and all company credit cards.

Finally, we confirm your ongoing obligations of confidentiality to the Company pursuant to the terms of your employment agreement and at common law. We also confirm your ongoing contractual obligations of non-solicitation and non-competition as set out in the Agreement, which are currently in effect and which will continue to run from the Resignation Date. Finally, we wish to remind you that you will have ongoing fiduciary obligations towards Canopy, which include at all times acting in the best interests of the Company.

David, we are pleased to have been able to reach this agreement with you, which is in the best interests of the Company as well as yourself. While you will be with us for a year yet to come, on behalf of the Board, I want to take this opportunity to once again thank you for everything that you have done for Canopy.

Yours very truly,

/s/ David Lazzarato

David Lazzarato

Chair, Board of Directors

I confirm that I have read, understand, and agree to the terms set out in this agreement. I confirm that I have had the opportunity to seek legal advice in relation to same.

/s/ David Klein
David Klein

SCHEDULE “A”

EMPLOYMENT AGREEEMENT

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

SCHEDULE “B”

EQUITY

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

SCHEDULE “C”

FULL AND FINAL RELEASE

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]